EXHIBIT 4(b)


            AMENDMENT TO THE AGREEMENT AND PLAN OF REORGANIZATION


      This Amendment (the "Amendment") to the Agreement and Plan of Reorganization (the "Agreement"), dated as of February 8, 2002, by and between Merrill Lynch Multi-State Municipal Series Trust, a Massachusetts business trust ("Municipal Series Trust"), on behalf of Merrill Lynch Arizona Municipal Bond Fund, Merrill Lynch Connecticut Municipal Bond Fund, Merrill Lynch Maryland Municipal Bond Fund, Merrill Lynch Massachusetts Municipal Bond Fund (the "Massachusetts Fund"), Merrill Lynch Michigan Municipal Bond Fund, Merrill Lynch Minnesota Municipal Bond Fund, Merrill Lynch North Carolina Municipal Bond Fund, Merrill Lynch Ohio Municipal Bond Fund and Merrill Lynch Texas Municipal Bond Fund, each a series of Municipal Series Trust, and Merrill Lynch Municipal Bond Fund, Inc., a Maryland corporation ("Municipal Bond Fund"), on behalf of the National Portfolio, a portfolio of Municipal Bond Fund (the "National Portfolio"), is made and entered into as of the 16th day of July, 2002, between Municipal Series Trust, on behalf of the Massachusetts Fund, and Municipal Bond Fund, on behalf of the National Portfolio.

      WHEREAS, the parties to the Amendment desire to amend the Agreement to reflect the changes set forth herein with respect to the Reorganization involving the Massachusetts Fund and the National Portfolio as of the date hereof;

      WHEREAS, by their execution of the Amendment, Municipal Series Trust and Municipal Bond Fund agree to the amendments to the Agreement with respect to the Reorganization involving the Massachusetts Fund and the National Portfolio as set forth herein; and

      NOW, THEREFORE, in connection with the amendments to the Agreement set forth herein and in order to reflect the mutual understanding of the parties hereto, the undersigned hereby agree and consent as of the date hereof that:

Section 1.  Certain Defined Terms

      Capitalized terms used herein and not otherwise defined herein have the respective meanings given to them in the Agreement.

Section 2.  Amendments

      1. The definition of "Corresponding Shares" appearing in the penultimate paragraph of the Plan of Reorganization section of the Agreement shall be amended with respect to the Reorganization involving the Massachusetts Fund to refer to the shares of common stock of National Portfolio to be distributed to the shareholders of the Massachusetts Fund as follows: (i) each holder of Class A, Class B or Class D shares of beneficial interest of the Massachusetts Fund will be entitled to receive shares of the same class of common stock of the National Portfolio (e.g., Class A, Class B or Class D) as the shares of beneficial interest of the Massachusetts Fund owned by such shareholder as of the Valuation Time; and (ii) each holder of Class C shares of beneficial interest of the Massachusetts Fund as of the Valuation Time will be entitled to receive Class D shares of common stock of the National Portfolio (together, the "Corresponding Shares").

      2. Subsection 6(a) on page 12 of the Agreement under the Section entitled "Covenants of Municipal Bond Fund and Municipal Series Trust", Subsection 8(a) on page 14 of the Agreement under the Section entitled "Municipal Series Trust Conditions" and Subsection 9(a) on page 19 of the Agreement under the Section entitled "Municipal Bond Fund Conditions" shall be amended with respect to the Reorganization involving the Massachusetts Fund to provide that the Agreement (including any amendments thereto) must be adopted, and the Reorganization must be approved, by the affirmative vote of (i) the holders of two-thirds of the shares of beneficial interest of the Massachusetts Fund issued and outstanding and entitled to vote thereon, voting together as a single class at a special meeting of the shareholders of the Massachusetts Fund, at or prior to the Valuation Time, and (ii) the holders of two-thirds of the shares of beneficial interest of each of Class B and Class D of the Massachusetts Fund issued and outstanding and entitled to vote thereon, each class voting separately as a single class at a special meeting of the shareholders of the Massachusetts Fund at or prior to the Valuation Time.




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Section 3.  Effect on Agreement

      Except as otherwise provided in the Amendment, all other provisions of the Agreement relating to the Reorganization involving the Massachusetts Fund and the National Portfolio are hereby confirmed and ratified and shall remain in full force and effect. The Amendment shall not relate to any other Reorganization under the Agreement and shall be of no force and effect with respect thereto.






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      IN WITNESS WHEREOF, this Amendment has been executed and delivered as of the day and year first above written. This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed to be an original but all such counterparts together shall constitute but one instrument.



                            MERRILL LYNCH MUNICIPAL BOND FUND , INC. ON
                            BEHALF OF THE NATIONAL PORTFOLIO




                            By:  /s/ Donald C. Burke
                                 ---------------------------------------------
                                 Donald C. Burke, Vice President and Treasurer
Attest:



/s/ Alice A. Pellegrino
Alice A. Pellegrino, Secretary


                            MERRILL LYNCH MULTI -STATE MUNICIPAL SERIES
                            TRUST ON BEHALF OF MERRILL LYNCH
                            MASSACHUSETTS MUNICIPAL BOND FUND




                            By:  /s/ Donald C. Burke
                                 ----------------------------------------------
                                  Donald C. Burke, Vice President and Treasurer
Attest:



/s/ Alice A. Pellegrino
Alice A. Pellegrino, Secretary